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                                                                      EXHIBIT 99

                                                    INVESTORS AND PRESS CONTACT:
                                                                   Kathy Bayless
                                                         Chief Financial Officer
                                                                  (408) 576-2000
                                                                ir_web@komag.com


          KOMAG UPDATES REVENUE OUTLOOK FOR THE FOURTH QUARTER OF 2004


FOR IMMEDIATE RELEASE

SAN JOSE, Calif., DECEMBER 6, 2004 -- Komag, Incorporated (Nasdaq: KOMG), a leading independent supplier of thin-film media for disk drives, is updating its revenue outlook for the fourth quarter of 2004.

As a result of strong shipments to date and current customer demand for the remainder of the fourth quarter of 2004, the Company expects total revenue to be at or above the high end of its range of $118 million. Actual revenue for the fourth quarter of 2004 will depend upon the actual level of shipments through the remainder of the quarter.

The Company's previous outlook was for total revenue in the fourth quarter of 2004 to increase approximately 10% to 15% from the third quarter of 2004. A 15% increase in total revenue would approximate $118 million.


ABOUT KOMAG

Founded in 1983, Komag is a leading independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.

For more information about Komag, visit Komag's Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag's Investor Relations at 408-576-2901.


FORWARD-LOOKING STATEMENTS

This press release contains certain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section
21E of the
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Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the Company's current judgment and include, but are not limited to the belief that revenue in the fourth quarter of 2004 will be at or above the high end of its range of $118 million. The
Company's actual results for future periods could differ materially from those projected in such forward-looking information. Factors that could cause actual results to differ include, but are not limited to, continued customer demand and the impact of demand variation on factory utilization, variability in demand and associated impact on average selling price of disks, the Company's ability to achieve its operating yield, cost and profitability targets, the Company's ability to satisfy customer qualification requirements and meet shipping demands, the Company's expectation that industry unit demand will continue to grow and not decline and, the Company's ability to produce new generation disks in volume and the other factors described in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.